RESTATEMENT OF
                          ARTICLES OF INCORPORATION OF
                                  ANACOMP, INC.



     The undersigned, Anacomp, Inc. (the "Corporation"), a corporation existing pursuant to the Indiana Business Corporation Law (the "Act"), desiring to give notice of corporate action effectuating the restatement of the Corporation's Articles of Incorporation, sets forth the following:

                                    Article I
                                   Restatement

     Section 1. The Corporation was incorporated on April 16, 1968.

     Section 2. The name of the Corporation following this Restatement of Articles of Incorporation ("Restatement") will be Anacomp, Inc.

     Section 3. The exact text of the Corporation's restated Articles of Incorporation, entitled "Amended and Restated Articles of Incorporation of Anacomp, Inc.", is attached hereto as Exhibit A (the "Restated Articles").

                                   Article II
                               Manner of Adoption

     Section 1. The Restated Articles and this Restatement are filed pursuant to IC 23-1-38-8, a provision of the Act permitting amendment of a corporation's articles of incorporation without director or shareholder approval in an instance in which such amendment is made pursuant to a plan of reorganization ordered or decreed by a court of competent jurisdiction under a federal statute.

     Section 2. The Restated Articles and this Restatement have been approved and the filing thereof ordered by the United States Bankruptcy Court for the Southern District of California (the "Court") in the course of a proceeding under Chapter 11 of the United States Bankruptcy Code by an order of the Court entitled "Order Confirming Anacomp, Inc's Chapter 11 Plan of Reorganization (Dated August 29, 2001) As Amended" entered on the 11th day of December, 2001, which proceeding under the United States Bankruptcy Code is entitled "In re:
ANACOMP, INC., an Indiana corporation, f/k/a DatagraphiX, docHarbor and First Image (Federal Tax I.D. No. 35-1144230), Debtor."

     Section 3. The Court had jurisdiction of the proceeding referenced above under applicable provisions of the United States Bankruptcy Code.

     IN WITNESS WHEREOF, the Corporation, by its duly authorized officer signing below, has executed this Restatement of Articles of Incorporation and verifies, subject to penalties of perjury, that the statements contained herein are true, this 2nd day of January, 2001.

                                            ANACOMP, INC.


                                            By: ________________________________

                                            ____________________________________
                                            Printed Name and Title

                                                                       EXHIBIT A

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                  ANACOMP, INC.

                                   ARTICLE I
                                      NAME

                  The name of the Corporation is Anacomp, Inc.

                                   ARTICLE II
                               PURPOSES AND POWERS

          Section 1. Purposes of the Corporation. The purposes for which the Corporation is formed are to transact any or all lawful business permitted by applicable law and for which corporations may now or hereafter be incorporated under the Indiana Business Corporation Law, as amended (the "Corporation Law").

          Section 2. Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and (c) all powers authorized by or vested in the Corporation by the provisions of these Amended and Restated Articles of Incorporation or by the provisions of its Bylaws as from time to time in effect.

                                  ARTICLE III
                               TERM OF EXISTENCE

          The period during which the  Corporation  shall continue is perpetual.

                                   ARTICLE IV
                          REGISTERED OFFICE AND AGENT

          The street address of the Corporation's registered office at the time of adoption of these Amended and Restated Articles of Incorporation is One North Capitol Avenue, Indianapolis, Indiana 46204, and the name of its registered agent at such office at the time of adoption of these Amended and Restated Articles of Incorporation is CT Corporation System.

                                   ARTICLE V
                                     SHARES

          (a) The Corporation shall have three classes of capital stock (the "Capital Stock"): (i) Class A Common Stock, $.01 par value per share (the "Class A Shares"); (ii) Class B Common Stock, $.01 par value per share (the "Class B Shares" and, together with the Class A Shares, the "Common Shares"); and (iii) Preferred Stock, $.01 par value per share (the "Preferred Shares").

          (b) The total authorized number of shares of Capital Stock is: (i) 40,000,000 Class A Shares; (ii) 787,111 Class B Shares; and (iii) 1,000,000 Preferred Shares.

          (c) The Corporation shall have the power to issue fractional shares or script in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana.

          (d) Class B Shares shall consist solely of those shares (i) issued to holders of the Corporation's common stock outstanding immediately prior to the effective date of that certain Plan of Reorganization, dated August 29, 2001 (as amended, modified or supplemented from time to time, the "Plan"), pursuant to which the Corporation's common stock outstanding immediately prior to such effective date (all such outstanding common stock, the "Old Common Stock") was cancelled, and (ii) issuable pursuant to warrants granted to holders of such Old Common Stock which are exercisable for Class B Shares. Class B Shares shall be identical to Class A Shares for all purposes (and shall vote with the Class A Shares as one class on all matters on which holders of Common Shares shall be entitled to vote), except as set forth in this paragraph (d). The number of Class B Shares authorized herein may not be increased but may be adjusted to take into account certain stock splits and recapitalizations, as may be duly authorized and effected by the Board of Directors of the Corporation as may be required to effectuate the terms of the Plan.

          In accordance with the Plan and in compliance with the Confirmation Order issued by the United States Bankruptcy Court for the Southern District of California in connection therewith (and without the vote or consent of any holder of any class or series of Capital Stock), and notwithstanding any provision contained herein or in any certificate evidencing the Class B Shares to the contrary, the aggregate number of Class B Shares issued and outstanding at any time shall be reduced ratably among all of the holders of such Class B Shares on each occasion that any additional Class B Shares are issued by the Corporation in satisfaction of any Allowed Section 510(b) Common Claim (as such term is defined in the Plan). (e) Each certificate evidencing the Class B Shares shall bear the following legend:

                      IN ACCORDANCE WITH THE PLAN OF REORGANIZATION, DATED AUGUST 29, 2001 (AS AMENDED, MODIFIED AND SUPPLEMENTED FROM TIME TO TIME, THE "PLAN"), OF THE CORPORATION, AND THE CONFIRMATION ORDER ISSUED BY THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF CALIFORNIA IN CONNECTION THEREWITH, AND NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS CERTIFICATE TO THE CONTRARY, THE AGGREGATE NUMBER OF SHARES OF CLASS B COMMON STOCK THAT ARE EVIDENCED BY THIS CERTIFICATE AND ALL CERTIFICATES OF LIKE TENOR THEN OUTSTANDING SHALL BE REDUCED RATABLY AMONG ALL OF THE HOLDERS THEREOF ON EACH OCCASION THAT A CERTIFICATE OF
                      LIKE TENOR SHALL BE ISSUED BY THE CORPORATION IN SATISFCATION OF ANY ALLOWED SECTION 510(B) COMMON CLAIM (AS SUCH TERM IS DEFINED IN THE PLAN). THE NUMBER OF SHARES OF CLASS B COMMON STOCK THAT ARE EVIDENCED BY THIS CERTIFICATE SHALL BE DEEMED TO BE AUTOMATICALLY REDUCED (WITHOUT THE VOTE OR CONSENT OF ANY HOLDER OF ANY CLASS OR SERIES OF
                      CAPITAL STOCK OF THE CORPORATION) AS OF THE RECORD DATE OF EACH SUCH ISSANCE.

                                   ARTICLE VI
                                 TERMS OF SHARES

          Section 1. General Terms of All Shares. The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana, including the power to purchase, redeem, or otherwise acquire the Corporation's own shares, directly or indirectly and without pro rata treatment of the owners of holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities and without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption, or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed, or otherwise acquired, unless otherwise expressly provided with respect to a series of Preferred Shares in the provisions of these Amended and Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of Article VI hereof describing the terms of such series. Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized and issued but not outstanding shares, unless the Board of Directors shall at any time adopt a resolution providing that such shares constitute authorized but issued shares.

          The Board of Directors of the Corporation may dispose of, issue, and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Amended and Restated Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine to be adequate, without the authorization or approval by any shareholders of the Corporation. When disposed of, issued or sold (and proper consideration received therefor), such shares will be fully paid and non-assessable. Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other shares of the Corporation of any class or kind to acquire such shares by reason of their ownership of such other shares.

          The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities and without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of Preferred Shares in the provisions of these Amended and Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of this Article VI describing the terms of such series. The Board of Directors may base a determination that a distribution is not prohibited either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances. The Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series without the approval of the holders of either of those classes or series, except as may be otherwise provided with respect to a series of Preferred Shares in the provisions of these Amended and Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of this Article VI describing the terms of such series.

          Section 2. Terms of Common Shares. Except as set forth in Article V hereof, the Common Shares shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation. Subject to the rights of the holders of any issued and outstanding Preferred Shares under this Article VI, the holders of Common Shares shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of Common Shares of the Corporation), if any, as are declared and paid from time to time on the Common Shares at the discretion of the Board of Directors. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of the Preferred Shares of the full amount to which they shall be entitled under this Article VI, the holders of Common Shares shall be entitled, to the exclusion of the holders of the Preferred Shares of any and all series, to share, ratably according to the number of shares of Common Shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

          Section 3. Terms of Preferred Shares.

          (a) Preferred Shares may be issued from time to time in one or more series, each such series to have such distinguishing designation and such preferences, limitations, and relative voting and other rights as shall be set forth in these Amended and Restated Articles of Incorporation. Subject to the requirements of the Corporation Law and subject to all other provisions of these Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Shares and shall determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Shares before the issuance of any shares of that series by the adoption of an amendment to these Amended and Restated Articles of Incorporation that specifies the terms of that series of Preferred Shares. All shares of a series of Preferred Shares must have preferences, limitations and relative voting and other rights identical to those of other shares of the same series. No series of Preferred Shares need have preferences, limitations or relative voting or other rights identical with those of any other series of Preferred Shares.

          Before issuing any shares of a series of Preferred Shares, the Board of Directors shall adopt an amendment to these Amended and Restated Articles of Incorporation, which shall be effective without any shareholder approval or other action, that fixes and sets forth the distinguishing designation of such series; the number of shares that shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; and the preferences, limitations, and relative voting and other rights of the series. Authority is hereby expressly vested in the Board of Directors, by such amendment, to fix all of the preferences or rights, and any qualifications, limitations, or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations, or restrictions shall be in conflict with these Amended and Restated Articles of Incorporation or any amendment thereof.

          (b) Preferred Shares of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or that, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Shares, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Shares in accordance with Section 3(a) of this Article VI.

                                  ARTICLE VII
                                 VOTING RIGHTS

          Section 1. Common Shares. Except as otherwise provided by the Corporation Law and subject to such shareholder disclosure and recognition procedures (which may include sanctions for noncompliance therewith to the fullest extent permitted by the Corporation Law) as the Corporation may by action of the Board of Directors establish, the Common Shares have unlimited voting rights. At every meeting of the shareholders of the Corporation every holder of Common Shares shall be entitled to one (1) vote in person or by proxy for each Common Share standing in such holder's name on the stock transfer records of the Corporation.

          Section 2. Preferred Shares. Except as required by the Corporation Law or by the provisions of these Amended and Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of Article VI hereof describing the terms of Preferred Shares or a series thereof, the holders of Preferred Shares shall have no voting rights or powers. Preferred Shares shall, when validly issued by the Corporation, entitle the record holder thereof to vote as and on such matters, but only as and on such matters as the holders thereof are entitled to vote under the Corporation Law or under the provisions of these Amended and Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of Article VI hereof describing the terms of Preferred Shares or a series thereof (which provisions may provide for special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law) and subject to such shareholder disclosure and recognition procedures (which may include sanctions for noncompliance therewith to the fullest extent permitted by the Corporation Law) as the Corporation may by action of the Board of Directors establish.

          Section 3. Non-voting Equity Securities. Notwithstanding anything to the contrary set forth in this Article VII, the Corporation shall not issue any non-voting equity securities; provided, however, that this provision, included in these Amended and Restated Articles of Incorporation in compliance with
Section 1123(a)(6) of the United States Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), shall have no force and effect beyond that required by
Section 1123(a)(6) of the Bankruptcy Code and shall be effective only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation.

                                  ARTICLE VIII
                                   DIRECTORS

          Section 1. Number. The Board of Directors at the time of adoption of these Amended and Restated Articles of Incorporation is composed of seven (7) members. The number of Directors shall be fixed by, or fixed in accordance with, the Bylaws. The Bylaws may also provide for staggering the terms of the members of the Board of Directors by dividing the total number of Directors into two (2) or three (3) groups (with each group containing one-half (1/2) or one third (1/3) of the total, as near as may be) whose terms of office expire at different times.

          Section 2. Election of Directors by Holders of Preferred Shares. The holders of one (1) or more series of Preferred Shares may be entitled to elect all or a specified number of Directors, but only to the extent and subject to limitations as may be set forth in the provisions of these Amended and Restated Articles of Incorporation or in an amendment thereto adopted by the Board of Directors pursuant to Section 3(a) of Article VI hereof describing the terms of the series of Preferred Shares.

          Section 3. Vacancies. Vacancies occurring in the Board of Directors shall be filled in the manner provided in the Bylaws or, if the Bylaws do not provide for the filling of vacancies, in the manner provided by the Corporation Law.

          Section 4. Removal of Directors. Any or all of the members of the Board of Directors may be removed, for good cause, at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of Directors. However, a Director elected by the holders of a series of Preferred Shares as authorized by Section 2 of Article VIII may be removed only by the affirmative vote of the holders of a majority of the outstanding shares of that series then entitled to vote at an election of Directors. Directors may not be removed in the absence of good cause or by the Board of Directors.

          Section 5. Liability of Directors. A Director's responsibility to the Corporation shall be limited to discharging his duties as a Director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

          In discharging his duties, a Director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

          (a) One (1) or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

          (b) Legal counsel, public accountants, or other persons as to the matters the Director reasonably believes are within such person's professional or expert competence; or

          (c) A committee of the Board of which the Director is not a member if the Director reasonably believes the Committee merits confidence;

but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 5 unwarranted. A Director may, in considering the best interests of the Corporation, consider the effects of any action on shareholders, employees, suppliers, and customers of the Corporation, and communities in which offices or other facilities of the Corporation are located, and any other factors the Director considers pertinent.

          Directors shall be immune from personal liability for any action taken as a Director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Corporation Law from time to time in effect and by general principles of corporate law.

          Section 6. Nonmonetary Factors in Acquisition Proposals. In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders when evaluating a proposal by another person or persons to acquire some material part or all of the business or properties of the Corporation (whether by merger, consolidation, purchase of assets, stock reclassification, or recapitalization, spin-off, liquidation, or otherwise) or to acquire some material part or all of the stock of the Corporation (whether by a tender or exchange offer or some other means), the Board of Directors of the Corporation may, in addition to considering the adequacy of the consideration to be paid in connection with any such transaction, consider all of the following factors and any other factors that it deems relevant: (a) the social and economic effects of the transaction on the Corporation and its subsidiaries and their employees, customers, and creditors and the communities in which the Corporation and its subsidiaries operate or are located; (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons and their affiliates and associates, the possible effect of such conditions upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries operate or are located; and (c) the competence, experience, and integrity of the acquiring person or persons and its or their management and affiliates and associates.

                           ARTICLE IX PROVISIONS FOR
                             REGULATION OF BUSINESS
                     AND CONDUCT OF AFFAIRS OF CORPORATION

          Section 1. Bylaws. The Board of Directors shall have the exclusive power to make, alter, amend, or repeal, or to waive provisions of, the Bylaws of the Corporation by the affirmative vote of a majority of the number of Directors then in office at the time, except as provided by the Corporation Law. All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Amended and Restated Articles of Incorporation shall be stated in the Bylaws. The Board of Directors may also adopt Emergency Bylaws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend, or repeal, or to waive provisions of, the Emergency Bylaws by the affirmative vote of a majority of the entire number of Directors at the time.

          Section 2. Indemnification of Officers, Directors, and Other Eligible Persons.

          (a) To the extent not inconsistent with applicable law, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him in connection with or resulting from any Claim:

          (i) if such Eligible Person is Wholly Successful with respect to the Claim, or

          (ii) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 2(f) or 2(g), to have acted in good faith, in what he reasonably believed to be in the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal Claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful.

The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty of or nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (ii) of this subsection (a). The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonably believed his actions to be in the interests of the participants in or beneficiaries of the plan.

          (b) The term "Claim" as used in this Section 2 shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which an Eligible Person may become involved, as a party of otherwise: (i) by reason of his being or having been an Eligible Person, or (ii) by reason of any action taken or not taken by him in his capacity as an Eligible Person, whether or not he continued in such capacity at the time such Liability or Expense shall have been incurred.

          (c) The term "Eligible Person" as used in this Section shall mean every person (and the estate, heirs, and personal representative of such person) who is or was a Director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other organization or entity, whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his duties to the Corporation also imposed duties on, or otherwise involved services by, him to the plan or to participants in or beneficiaries of the plan.

          (d) The terms "Liability" and "Expense" as used in this Section 2 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of, an Eligible Person.

          (e) The term "Wholly  Successful" as used in this Section 2 shall mean
(i) termination of any Claim against the Eligible Person in question without any finding of liability or guilt against him, (ii) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or
(iii) the expiration of a reasonable period of time after making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

          (f) Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (i) if special independent legal counsel, which may be regular counsel of the Corporation or other disinterested person or persons (who may be members of the Board of Directors), in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the "Referee"), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in clause (ii) of Section 2(a), and (ii) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person's Expenses. The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant, and shall be given ample opportunity to present to the Referee evidence upon which he relies for indemnification. The Corporation shall, at the request of the Referee, make available facts, opinions, or other evidence in any way relevant to the Referee's finding that are within the possession or control of the Corporation.

          (g) If an Eligible Person claiming indemnification pursuant to Section 2(f) is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 2(f) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under
Section 2(f) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in clause (ii) of Section 2(a). If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person's Expenses.

          (h) The right of indemnification provided in this Section 2 shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Section 2, the Board of Directors may, at any time and from time to time, (i) approve indemnification of any Eligible Person to the full extent permitted by the provision of applicable law at the time in effect, whether on account of past or future transactions, and (ii) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

          (i) Expenses incurred by an Eligible Person with respect to any Claim may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount unless he is determined to be entitled to indemnification.

          (j) The provisions of this Section 2 shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person's rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment, or modification of this Section 2 that occurs subsequent to such person becoming an Eligible Person.

          (k) The provisions of this Section 2 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

          Section 3. Amendment or Repeal. Except as otherwise expressly provided for in these Amended and Restated Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.